EXHIBIT 11
                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                              Quarter Ended           Six Months Ended
                                                               December 31               December 31
                                                          ---------------------     ---------------------
                                                            2000         1999         2000         1999
                                                          --------     --------     --------     --------
BASIC EARNINGS  PER SHARE
    COMPUTATION:
Net income available to common stockholders .........     $    454     $      8     $    463     $     33
                                                          ========     ========     ========     ========

Weighted average common shares outstanding ..........        6,000        6,000*       6,000        6,000*

BASIC EARNINGS PER SHARE:
Net income available to common stockholders .........     $   0.08     $   0.00*    $   0.08     $   0.01*
                                                          ========     ========     ========     ========

DILUTED EARNINGS  PER SHARE
    COMPUTATION:
Income available to common stockholders .............     $    454     $      8     $    463     $     33
Income effect of assumed conversions ................           --           --           --           --
                                                          --------     --------     --------     --------
Net income available to common stockholders
    +  assumed conversions ..........................     $    454     $      8     $    463     $     33
                                                          ========     ========     ========     ========

Weighted average common shares outstanding ..........        6,000        6,000*       6,000        6,000*
Plus: Dilutive potential common shares under the SHI
            Nonqualified Stock Option Plan and
            Directors' Nonqualified Stock Option Plan          136          123*         126           92*
                                                          --------     --------     --------     --------
Adjusted weighted average shares outstanding ........        6,136        6,123*       6,126        6,092*
                                                          ========     ========     ========     ========

DILUTED EARNINGS PER SHARE:
Income available to common stockholders .............     $   0.07     $   0.00*    $   0.08     $   0.01*
Income effect of assumed conversions ................           --           --           --           --
                                                          --------     --------     --------     --------
Net income available to common stockholders
    +  assumed conversions ..........................     $   0.07     $   0.00*    $   0.08     $   0.01*
                                                          ========     ========     ========     ========

* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.


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